MDRNA, Inc. Announces Third Quarter 2008 Financial Results

Bothell, Wash., November 13, 2008 — MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the three- and nine-month periods ended September 30, 2008.

Revenue for the three months ended September 30, 2008 was $0.4 million, compared to $1.9 million for the three months ended September 30, 2007. Revenue for the nine months ended September 30, 2008 was $2.4 million, compared to $11.7 million for the nine months ended September 30, 2007. Revenue in 2008 was related to revenue from feasibility program partners, Nascobal® product sales, amortization of deferred revenue from a $2.0 million payment received in 2005 from QOL Medical LLC (“QOL”) and revenue from our government grant. The 2007 periods included revenue from receipt and recognition of a $2.0 million payment from QOL related to the June 2007 issuance of a patent by the U.S. Patent and Trademark Office for Nascobal® nasal spray, which was received and recognized in June 2007, as well as revenue from pharmaceutical company research and development collaborations.

Net loss for the current quarter was approximately $16.1 million or $0.52 per share, compared to a net loss of $16.5 million or $0.66 per share for the prior year period. The net loss for the nine months ended September 30, 2008 was $46.9 million or $1.62 per share, compared to $40.4 million or $1.62 per share for the prior year period, resulting from the current nine month period’s loss being spread over a greater number of shares outstanding.

Cost of product revenue in the current quarter increased by $0.1 million compared to the prior year period, due to our Nascobal® product sales during the quarter, and increased $2.8 million for the nine months ended September 30, 2008, compared to the prior year nine-month period. The increase for the nine months ended relates to the non-cash inventory write-down of approximately $2.6 million recorded in the second quarter of 2008.

Research and development expenses for the current quarter decreased $6.1 million, compared to the prior year period, and decreased $12.4 million in the nine months ended September 30, 2008, compared to the prior year nine month period. In the current three and nine month periods, we have decreased spending on our intranasal programs as part of our restructuring and efforts to control spending and increase focus on RNAi.

Selling, general and administrative expenses for the current quarter decreased by $2.6 million, compared to the prior period, and decreased $3.4 million in the nine months ended September 30, 2008, compared to the prior year nine month period, due primarily to lower headcount due to our restructuring and cost containment efforts.

We recorded a restructuring charge in the third quarter of 2008 of $6.2 million, comprised of employee severance and related costs of approximately $2.4 million, a leasehold write-down of $1.6 million and facility related charges of $2.2 million. Total restructuring charges were $8.1 million for the nine months ended September 30, 2008.

We ended the third quarter of 2008 with approximately $10.9 million in cash and cash equivalents, compared to $41.6 million at the end of 2007, including $2.2 million in restricted cash at each date.

We believe that our current resources are sufficient to fund our planned operations into the first quarter of 2009.

CORPORATE HIGHLIGHTS

•	Announced that Barry Polisky, Ph.D., will join MDRNA as Chief Scientific Officer effective January 2, 2009;

•	Selected a highly potent Lead Candidate Dicer substrate siRNA (MDR-04227) in the ApoB hypercholesterolemia program;

•	Strengthened our intellectual property estate with the acquisition of intellectual property from RiboTask ApS pertaining to Unlocked Nucleic Acids, the use of which results in an improved siRNA activity profile;

•	Exclusively in-licensed intellectual property from the University of Michigan covering cationic peptides for enhanced delivery of nucleic acids;

•	Received an extension of our grant from the National Institutes of Health totaling more than $350,000 for research in RNA inhibition of influenza;

•	Entered into a collaboration with the University of Helsinki for the discovery of novel peptides that may facilitate tissue and tumor delivery and improved cellular uptake of siRNAs into specific organs and cells using our proprietary Trp Cage phage display library;

•	Presented positive in vivo efficacy data on two Lead Candidate siRNAs at two scientific conferences:

•	Dicer substrate siRNA (MDR-03030) against seasonal and pandemic flu strains at the XIV International Congress on Virology — Data showed 99 percent reduction in viral titers and 100 percent survival benefit against Avian Flu;

•	Dicer substrate siRNA (MDR-04227) targeting ApoB combined with our novel DiLA[2] delivery platform at the RNAi Society’s “RNA 2008” meeting — Data showed approximately 85 percent knockdown in target messenger RNA of ApoB and a similar level of reduction of serum cholesterol following a single 1 mg/kg dose of siRNA.

Conference Call and Webcast Information

Management will host a conference call to review financial results for the period ended September 30, 2008, and recent business developments. The call is scheduled for today, November 13, 2008, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 800-573-4754 and international callers should dial 617-224-4325. The access code for the live conference call is 30077222. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The access code for the replay is 54844146. Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA, Inc. or a subsidiary to obtain additional funding; (ii) the ability of MDRNA, Inc. or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, Inc., a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, Inc., a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, Inc., a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. We assume no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:
Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
		(Unaudited)
Revenue
License and research fees	$1,792	$100	$11,197	$1,213
Government grants	105	62	307	237
Product revenue	—	243	245	972

Total revenue	1,897	405	11,749	2,422

Operating expenses:
Cost of product revenue, including non-cash inventory write-down of $0 and $2,579 in the three and nine months ended September 30, 2008, respectively	—	77	68	2,906
Research and development	13,774	7,603	39,412	27,022
Selling, general and administrative	5,090	2,502	14,490	11,129
Restructuring	—	6,167	—	8,084

Total operating expenses	18,864	16,349	53,970	49,141

Loss from operations	(16,967)	(15,944)	(42,221)	(46,719)
Other income (expense):
Interest income	817	69	2,722	497
Interest and other expense	(300)	(195)	(858)	(697)

Net Loss	$(16,450)	$(16,070)	$(40,357)	$(46,919)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.66)	$(0.52)	$(1.62)	$(1.62)

Shares used in computing net loss per share - basic and diluted	25,067	31,003	24,844	28,986

	December 31,	September 30,
Selected Balance Sheet Data (In Thousands)	2007	2008
		(Unaudited)
Cash, cash equivalents and investments (includes restricted cash of $2,155)	$41,573	$10,874
Accounts receivable, net	324	—
Property and equipment, inventories and other assets	19,719	10,387
Total assets	61,616	21,261
Working capital	31,111	1,511
Accumulated deficit	(194,865)	(241,784)
Stockholders’ equity	39,220	5,323